EXHIBIT 99.1

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
Contacts: Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700

Chairman Scotty McIntyre Jr. passes away at 76

CEDAR RAPIDS, IOWA – October 7, 2009 – With deep regret and sadness, United Fire & Casualty Company (Nasdaq: UFCS) today announces the passing of J. Scott McIntyre Jr., chairman of our company for the past 34 years and son of our company’s founder. Scotty passed away in his hometown of Cedar Rapids, Iowa, on Tuesday, October 6, following a brief illness. He was 76.

A prominent figure in the insurance industry, Scotty was well respected for his good business sense and candid outspokenness. He joined our company as a postal clerk in 1954, quickly moving up the corporate ladder. From 1966 to 1997, he served as president of United Fire and, from 1991 to 2000, he served as our chief executive officer.

In 1975, he was appointed chairman of the board of directors of United Fire, serving in that capacity until his death.

“Scotty was a great friend and mentor to me, and I will always be inspired by his brilliance and unending persistence,” said United Fire President & CEO Randy Ramlo. “He was very proud of the fact that United Fire is an independently owned and locally headquartered company. His passing is not only a tremendous loss to our company and our industry, but also to the community of Cedar Rapids, which he dearly loved. He was a very generous benefactor to many area charities, but never wanted any special recognition for his giving.

“While Scotty fully prepared us for the day we would lead on without him, sadly, that day came much sooner than any of us expected. Though we mourn, we remain grateful for the strong foundation that Scotty has built for us during his time at our company, following in his father’s example. On behalf of the entire United Fire Group family, I extend my sympathies to the McIntyre family during this very difficult time. Scotty will be greatly missed for his wit, his wisdom and his honesty, but his legacy will live on through our company.

“A final note, Scotty’s chairman’s reports were always eagerly anticipated by our employees and stockholders each year for his wry sense of humor and insightful observations. I know he enjoyed writing them as much as we all enjoyed reading them.”

Under Scotty’s leadership, United Fire’s total assets increased from $6.2 million in 1966 to $1.7 billion in 2000, and net premiums written increased from $6.8 million in 1966 to $325 million in 2000.

He was a founding member of the board of trustees of the Four Oaks Foundation, a social services organization based in Cedar Rapids, Iowa. He served two consecutive terms as a Linn County state representative from 1967 to 1970, and served as president of the Iowa Insurance Institute in 1992.

As a result of Scotty’s passing, United Fire’s board of directors will hold a special meeting on Wednesday, October 7, to appoint an individual to act as interim chairperson.

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United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 17th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the fourth consecutive year, our subsidiary, United Life Insurance Company, has been named to the Ward’s 50 Life & Health Insurance Companies. In 2009, for the third consecutive year, United Fire was named to Audit Integrity’s Top 100 list of companies that demonstrate high corporate integrity. United Fire is rated A (Excellent) by A.M. Best Company. For more information about United Fire & Casualty Company and its products and services, visit www.unitedfiregroup.com.

Disclosure of forward-looking statements
This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December, 31, 2008, filed with the SEC on March 2, 2009 and in our report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on July 31, 2009. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

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